Exhibit 15(iii) under Form N-1A
                                               Exhibit 1 under Item 601/Reg. S-K

                                 AMENDMENT NO. 1
                                       to
                       EXHIBIT A to the DISTRIBUTION PLAN
                                     between
                 BLANCHARD FUNDS and FEDERATED SECURITIES CORP.
                          contract dated July 12, 1995

                          Blanchard Global Growth Fund

                         Blanchard Flexible Income Fund

                    Blanchard Short-Term Flexible Income Fund

                      Blanchard Flexible Tax-Free Bond Fund

                         Blanchard Growth & Income Fund

                          Blanchard Capital Growth Fund

         This Distribution Plan is adopted by Blanchard Funds with respect to the Classes of Shares of the portfolios of the Trust set forth above ("Class").

         The fees to be paid by FSC and reimbursed by the Class shall not exceed the annual rate of .25 of 1% of the average net asset value of the Shares of the Blanchard Flexible Income Fund, Blanchard Short-Term Flexible Income Fund, Blanchard Flexible Tax-Free Bond Fund and Blanchard Growth & Income Fund, .50% of 1% of the average aggregate net asset value of the shares of Blanchard Capital Growth Fund, and .75 of 1% of the average aggregate net asset value of the shares of Blanchard Global Growth Fund, held during the month.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written above.

                                                     BLANCHARD FUNDS

                                                     By: /s/ Edward C. Gonzales
                                                     Vice President